Exhibit 4.17

SIXTH AMENDMENT
TO
THE LANDS' END, INC. RETIREMENT INCOME PLAN
(AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1997)

Pursuant to the authority reserved to the Company at subsection 12.1 of the Land's End, Inc. Retirement Plan (the "Plan"), the Plan is hereby amended as follows, effective upon the "Effective Time" (as defined in the Agreement and Plan of Merger between Sears, Roebuck and Co. and KMART Holding Corporation dated November 16, 2004, (the "Merger Agreement")), and further provided that if the Effective Time shall not occur, this amendment shall not become effective and shall be deemed void ab initio:

1. Section 3.7 of the Plan shall be amended by deleting the phrase "Sears Stock Fund" and replacing it with the phrase "Sears Holdings Stock Fund."

2. The final sentence of section 5.4 shall be amended to read in its entirety as follows:

In addition, a "Sears Holdings Stock Fund" will be offered to participants and such funds shall be invested and reinvested primarily in shares of common stock of Sears Holdings Corporation ("Sears Holdings shares"), which constitute "qualifying employer securities" under section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

3. Section 5.5 of the Plan shall be amended to read in its entirety as follows:

5.5 Investment In Sears Holdings Shares. Subject to the provisions of section 5.6, participants may elect to have a portion of their elective contribution account and employer contribution account invested by the trustee in the Sears Holdings Stock Fund. For this purpose it is intended that the plan be considered an "eligible individual account plan" which explicitly provides for the acquisition and holding of "qualifying employer securities" (as such term is defined in sections 407(d)(3) and 407(d)(5) of ERISA) and that the trustee may invest up to 100% of the trust fund held by it in Sears Holdings shares, to the extent elected by participants. Sears Holdings shares may be acquired by the trustee for purchases on the open market, private purchases, purchases from Sears Holdings Corporation of treasury shares or authorized but unissued shares, or otherwise. Except with respect to Sears Holdings shares purchased on the open market, no purchase of Sears Holdings shares shall be made at a price in excess of the closing price on the New York Stock Exchange for Sears Holdings shares on the business day on which Sears Holdings shares were last traded next preceding the date of purchase. Pursuant to participant investment elections and pending investment in Sears Holdings shares, the participant elective contributions, employer matching contributions and profit-sharing contributions designated for investment in the Sears Holdings Stock Fund may be temporarily held in cash.

4. Sections 5.6, 5.12 and 5.13 of the Plan shall be amended by deleting every occurrence of the phrase "Sears shares" and replacing it with "Sears Holdings shares" and by deleting every occurrence of the phrase the "Sears Stock Fund" and replacing it with the phrase "Sears Holdings Stock Fund."

5. Section 5.14 of the Plan shall be amended to read in its entirety as follows:

5.14 Voting of Sears Shares. The trustee shall furnish to each participant who has Sears Holdings shares credited to his accounts notice of the date and purpose of each meeting of the stockholders of Sears Holdings Corporation at which such Sears Holdings shares are entitled to be voted. The trustee shall request for each such participant instructions as to the voting at the meeting of Sears Holdings shares credited to his accounts. If the participant furnishes such instructions to the trustee within the time specified in the notification given to him, the trustee shall vote such Sears Holdings shares in accordance with the participant's instructions, except as may be otherwise required by ERISA. Such instructions shall be held in confidence and shall not be divulged or released to any person including any officer or any other employee of Sears Holdings Corporation, Sears Roebuck and Co., or of the Company. All Sears Holdings shares credited to accounts as to which the trustee does not receive voting instructions as specified above, and all unallocated Sears Holdings shares held by the trustee, shall be voted by the trustee proportionately in the same manner as the trustee votes Sears Holdings shares with respect to which the trustee has received voting instructions as specified above, except as may otherwise be required by ERISA. Similarly, the trustee shall furnish to each participant who has Sears Holdings shares credited his accounts notice of any tender offer for, or a request or invitation for tenders of, Sears Holdings shares made the trustee. The trustee shall request from each such participant instructions as to the tendering of Sears shares credited his accounts and for this purpose the trustee shall provide participants with a reasonable period of time in which they may consider any such tender offer for, or request or invitation for tenders of, Sears Holdings shares made by the trustee. Such instructions shall be held in confidence and shall be not divulged or released to any person including any officer or any other employee of Sears Holdings Corporation, Sears, Roebuck and Co., or the Company. The trustee shall tender the Sears Holdings shares as to which the trustee has received instructions to tender from participants within the time frame specified by the trustee, except as may otherwise be required by ERISA. Sears Holdings shares credited to accounts as to which the trustee has not received instructions from participants shall not be tendered, unless otherwise required by ERISA. As to all unallocated Sears Holdings shares held by the trustee, the trustee shall tender the same proportion thereof as the number of allocated shares to be tendered bears to the total number of allocated shares (and accordingly with the number of unallocated Sears Holdings shares not been tendered being the same proportion thereof that the number of allocated Sears Holding shares which are not being tendered bears to the total number of allocated Sears Holding shares), except as may otherwise be required by ERISA. In carrying out the trustee's responsibilities hereunder, the trustee may rely on information furnished by the plan administrator, including the names and current addresses of participants, the number of Sears Holdings shares credited to your accounts and the number of shares held by the trustee that have not been allocated.

6. Section 6.2 of the Plan shall be amended by (i) deleting every occurrence of the phrase " Sears Stock Fund", and replacing it with the phrase "Sears Holdings Stock Fund, and (ii) deleting every occurrence of the phrase "Sears shares" and replacing it with the phrase "Sears Holdings Corporation shares".

7. The headings for Sections 5.5, 5.12 and 5.14 identified in the Table of Contents shall be amended by deleting every occurrence of the phrase "Sears Share" and replacing it with the phrase "Sears Holdings Shares".

IN WITNESS WHEREOF, the undersigned has executed this amendment on the ___day of March, 2005.